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                 Applebee's International Names George Williams
                           as Chief Marketing Officer

OVERLAND PARK,  KAN.,  Feb. 8, 2007 - Applebee's  International,  Inc.  (Nasdaq:
APPB) today announced George Williams as the company's new chief marketing officer (CMO), effective Feb. 9.

Williams is the former senior vice president of marketing for Blockbuster, Inc. where he led marketing efforts for the 5,000-store, $4 billion-brand for four years (1997-2002). Most recently, he has served as a private marketing consultant. Williams' background includes extensive agency work including serving as vice president, client services, at The Richards Group, MARC USA and The M/A/R/C Group.

In addition to his agency work, Williams led some of America's leading brands through some of their most exciting times. He served as vice president of field marketing and sales development at Pearle Vision Center and as vice president of advertising and promotion at Long John Silver's Holdings, Inc. He also enjoyed success as vice president of marketing for Days Inn where he established the company as a national brand and helped triple its size in three years.

As CMO, Williams will report directly to Chief Executive Officer Dave Goebel and will serve as a member of the company's senior executive team. In addition to marketing and advertising, Williams will be responsible for overall direction of Applebee's food and menu strategy, as well as research and development for the $4.7 billion brand.

"George brings to us a valuable mix of agency, consumer goods and multi-unit retail experience. He is a focused, practical strategist with a proven record of delivering superior business results. We are delighted to have him join our Applebee's team," said Goebel. "After getting to know the Applebee's team, I recognized both the quality of their character and the great opportunity ahead for the brand. I knew I had to be a part of their team," said Williams.

                                      # # #

Applebee's International, Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. As of Jan. 28, 2007, there were 1,936 Applebee's restaurants operating system-wide in 49 states and 17 international countries. Additional information on Applebee's International can be found at the company's website (www.applebees.com).